Issuer Free Writing Prospectus

 Filed Pursuant to Rule 433

 Registration Statement No. 333-269606

 Dated April 18, 2023

 (To Preliminary Prospectus dated April 4, 2023)

Free Writing Prospectus

MAIA Biotechnology, Inc.

This free writing prospectus relates to the proposed public offering of shares of common stock, par value $0.0001 of MAIA Biotechnology, Inc. (the “Company”), which are being registered on a Registration Statement on Form S-1, as amended (No. 333-269606) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated April 4, 2023 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1878313/000156459023005432/maia-s1a.htm

We have filed the Registration Statement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our Company and this offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com.

TELOMERE TARGETING IMMUNOTHERAPIES FOR CANCER NYSE AMERICAN: MAIA April 2023

2 This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not conta in all of the information that you should consider before investing. We have filed a registration statement (including a prospectus) with t he SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you sho uld read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed wit h t he SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http:// www.sec.gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity , Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436 - 3673 or e - mail: prospectus@think - equity.com . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale o f t hese securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualific ati on under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registra tio n statement that is filed with the SEC after such registration statement becomes effective. FREE WRITING PROSPECTUS

3 All statements in this presentation, other than those relating to historical facts, are "forward - looking statements." These forw ard - looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements relating to th e i ndustry and government policies and regulations relating to our industry; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate wi ll or may occur in the future. Forward - looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward - looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Important factors that could cause actual results, dev elo pments, and business decisions to differ materially from those anticipated in these forward - looking statements include, among other things: the overall global economic environment; general market, political, and economic conditions in t he countries in which we operate: projected capital expenditures and liquidity; changes in our strategy; government regulations and approvals; the application of certain service license; and litigation and regulatory proceedings. Th e Company has filed a registration statement on Form S - 1, as may be amended (Registration No .: 333 - 269606). Before you invest, you should carefully read the registration statement, including the factors described in the “RISK FACTORS ” s ection of the Registration Statement and other documents that we have filed, and will subsequently file, with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business and industry and fo r more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the Commission's website at www.sec.gov. We caution you that forward - looking statements are not guarantees of future pe rformance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this pres entation as a result of, among other factors, the factors referenced in the "Risk Factors” section of the Registration Statement. In addition, even if our results of operations, financial condition and liquidity, and the developmen t o f the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods. This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior t o r egistration or qualification under the securities laws of any such jurisdiction. Any offering of securities can only be made in compliance with applicable securities laws. You should read carefully the factors described in the “Risk Factors" sec tio n of the Registration Statement to better understand the risks and uncertainties inherent in our business and underlying any forward - looking statements. These statements are only current predictions and are subject to known and unknown ri sks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward - looking statements. You should not rely upon forward - looking statements as predictions of future events. Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward - looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectu s. These forward - looking statements speak only as of the date of this presentation, and we assume no obligation to update or revise these forward - looking statements for any reason. FORWARD - LOOKING STATEMENTS

4 A picture containing indoor, hospital room, kitchen, room Description automatically generated A black and white logo Description automatically generated with low confidence INVESTMENT OVERVIEW • Telomere - Targeting Agents: o THIO in clinic o Advancing pipeline • Efficacy • Safety • FDA: 2 Orphan Drug Designations • REGN: Clinical Supply Agreement • Phase 2 THIO - 101 trial in NSCLC underway o Enrolling in AUS and EU o On track to open sites in US in 2023 o Upcoming Milestones: Safety, ORR, DoR • Phase 2 THIO - 102 basket/umbrella trial in 2023 • THIO - 103 basket trial in 2023 4

5 ROBUST PIPELINE THIO Telomere targeting agent THIO - 101 NSCLC THIO à Libtayo 2 nd Generation Telomere targeting agents Ph 2 Enrolling July 2022 THIO - 102 CRC , HCC, ST THIO à CPI THIO - 103 NSCLC, SCLC First Line Ph 2 Planning Ph 2/3 Planning MAIA - 2021 - 20 Multiple Indications MAIA - 2022 - 12 Multiple Indications Worldwide rights owned by MAIA Worldwide rights owned by MAIA Worldwide rights owned by MAIA Developed in - house fully - owned by MAIA PRECLINICAL PHASE 1 PHASE 2 PHASE 3 COLLABORATION & RIGHTS

6  THIO (6 - thio - dG)  Telomere Targeting Agent  • Small molecule (penetrates blood - brain barrier) • Eligible for NCE marketing exclusivity • Dual MoA : telomere targeting + immunogenic • Complete Response with No Recurrence in vivo in Lung, Colorectal, Liver, Melanoma, Brain Cancer (GBM, DIPG, MB), etc • FDA Orphan Drug Designations: HCC and SCLC   Next Generation  Telomere Targeting Candidates  • Similar MoA • Structures: evolution of THIO; other new structures • Objective: advance to pre - IND development one agent every 12 months   SCIENCE OVERVIEW

7 MISSION AND APPROACH

8 Cancer is the most dominant of the age - related disease categories and has life altering impacts in the lives of patients and their close ones Population aged >80 expected to triple by 2050 2020 2050 Cancer is the most dominant age - related disease At age 90: 40% will be diagnosed 20% will die of it 142 million 426 million

9 THIO is the only direct telomere targeting agent currently in clinical development

10 THIO - MECHANISMS OF ACTION THIO CPIs A black and white logo Description automatically generated with low confidence ( cemiplimab ) (pembrolizumab) ( atezolizumab ) (nivolumab) ( durvalumab ) THIO has a dual MoA : Telomere targeting Immunogenic effect Checkpoint Inhibitors 1 2 3 Partnership with REGN for NSCLC

11 REGENERON AGREEMENT Maia Biotechnology & Regeneron Maia Biotechnology, Inc. Announces Clinical Supply Agreement with Regeneron for Phase ½ Clinical Trial Evaluating THIO in Sequential Administration with Libtayo R (cemiplimab) in Advanced Non-Small Cell Lung Cancer

12 THIO: CLINICAL DEVELOPMENT STRATEGY

13 THIO - 101 Ph 2 trial THIO → LIBTAYO® • Go - to - Market • NSCLC Second Line • REGN supply agreement • Enrolling at multiple sites in AUS and EU (2022) • File US IND and commence enrolling in US in 2023 • Select optimal dose and expand • File for accelerated approval (2025) THIO - 102 Ph 2 trial THIO → CPIs • Go - to - Market • CRC, HCC, ST • Select most efficacious combination with 3 CPIs • 9+ possible market entry indications • US, EU, Asia (2023) • File for accelerated approval (2026) THIO - 103 Ph 2/3 trial of THIO → CPIs • Confirmatory study for accelerated approvals • First Line NSCLC, SCLC to start • Market Expansion • 9+ tumor types • First approvals in additional tumor types / global markets CLINICAL DEVELOPMENT OVERVIEW

THIO-101 TRIAL (ONGOING)

MAIA BIOTECHNOLOGY

A Multicenter, Open-Label, Dose-Finding Phase 2 Trial Evaluating the Safety and Efficacy of THIO Administered in Sequence with LIBTAYO® (*cemiplimab*)



Part A: Safety
Part B: Efficacy / Safety / Dose Selection
Part C*: Registration
Every 3 Weeks
NSCLC 2L+
THIO 360mg
Immune Activation
cemiplimab
RANDOMIZE
THIO 60mg (N=19)
THIO 180mg (N=19)
THIO 360mg (N=19)
ORR, DCR
N ≤ 41 per Arm
Expand best dose arm to N = 100-120
ORR, DoR

Primary Endpoints	Safety, ORR
Secondary Endpoints	DCR (CR, PR and SD); DoR; PFS; OS
Exploratory Endpoints	PK and PD (activity of THIO in circulating tumor cells measured by specific biomarkers)

ClinicalTrials.gov: https://clinicaltrials.gov/ct2/show/NCT05208944?term=05208944&draw=2&rank=1

*Would require FDA agreement

14

15 FAVORABLE SAFETY PROFILE • Safety events reported during dose - limiting toxicity window • 360 mg/cycle – THIO highest dose • Data from 6 patients who completed the dose - limiting toxicity (DLT) period in Cycle 1 (3 weeks) • No Serious Adverse Events (SAE) or Serious Unexpected Suspected Adverse Reactions (SUSAR) • Safety profile substantially better than current standard of care • Chemotherapy has 70 - 80% incidence of grade 3 - 4 very severe side effects • Started Part B (efficacy/dose selection) of the trial upon recommendation by the Safety Review Committee

16 FAVORABLE SAFETY PROFILE Adverse events (AE) reported – DLT window (3 weeks) Grade Fatigue 1 Decreased appetite 1 Blood pressure fluctuation 1 Dyspnea 1 Nausea 1 Interleukin - 6 (IL - 6) level increased* 1 Rash erythematous 1 Constipation 1 Myalgia 1 Vomiting 2 Nausea** 3 *T - cell activation **Resolved within 72 hours with treatment

17 0 100 200 300 400 500 600 700 800 900 1000 0 10 20 30 40 50 60 70 80 90 Tumor Volume (mm 3 ) Days After Tumor Inoculation Control Atezolizumab THIO THIO → Atezo THIO - 101 – RATIONALE Rechallenge with 5x more lung cancer cells with no additional treatment No recurrence No cancer immune memory due to THIO 20% PR 60% CR Mender et al, Cancer Cell, 2020; THIO followed by Tecentriq (atezolizumab; Roche/Genentech) tested first; repeated later with THIO followed by Keytruda (pembrolizumab; Merck); and Libtayo (cemiplimab; Regeneron) • THIO followed by CPI results in 60% complete response • No recurrence after long - term follow - up • Anticancer immune memory has been induced: no cancer after rechallenge with 5x more lung cancer (LLC) cells with no additional therapy

18 THIO - 101 – NON - SMALL CELL LUNG CANCER Catalyst Timing Current SoC (Chemo) Toxicity Q1 2023 72 - 79% Grd 3 - 4 ORR (Overall Response Rates) 2023 11 - 23% CR (Complete Response) 2023 0% DoR (Duration of Response), PFS (Progression Free Survival) 2024 4 - 4.5m OS (Overall Survival) 2025 8.1 - 10.5m • Target: 20% improvement on Standard of Care (SOC)

BIOMARKER – TIFS (TELOMERE DYSFUNCTION INDUCED FOCI)

Confocal microscopy image of LLC cell nucleus after treatment with THIO



DAPI
γH2AX
Tel C
10.0 µm

- **Yellow** dots indicated TIFs by THIO
- **Green** dots - γH2AX
- **Red** dots - telomeres

Quantification of TIFs induced in LLC cell by 3 µM of THIO



TIFs
Number of TIFs per cell
10
5
0
-5
Ctrl
24hrs
48hrs
72hrs
THIO

- TIFs induction reached max after ~ 48h
- Formation of TIFs indicated on-target MOA of THIO

19

THIO-102 TRIAL (PLANNED)

MAIA BIOTECHNOLOGY

A Multicenter, Open-label, Phase 2 Trial Evaluating the Safety and Efficacy of THIO Administered in Sequence with Anti-PD-1 or Anti-PD-L1

Part A/B: Safety/Efficacy Signal

Baskets			Umbrella Arms
CRC	THIO[1] →	Immune Activation	TECENTRIQ (atezolizumab) LIBTAYO (cemiplimab) KEYTRUDA (pembrolizumab)
HCC	THIO[1] →	Immune Activation	TECENTRIQ (atezolizumab) LIBTAYO (cemiplimab) KEYTRUDA (pembrolizumab)
Solid Tumors[2]	THIO[1] →	Immune Activation	TECENTRIQ (atezolizumab) LIBTAYO (cemiplimab) KEYTRUDA (pembrolizumab)

Part C: Pivotal Phase 2

Expand Best Combination Arms
THIO (d1-3) + CPI (d5)
q3w N=TBD

[1] Dose to be selected from THIO-101 study results

[2] E.g. Breast, Prostate, Gastric, Pancreatic, Ovarian, etc

20

21 0 100 200 300 400 500 600 700 0 10 20 Tumor Volume (mm 3 ) Days After Tumor Inoculation Control Atezolizumab THIO THIO → Atezo THIO - 102 TRIAL – COLORECTAL RATIONALE 100% CR 0 100 200 300 400 500 600 700 0 10 20 30 40 50 60 70 80 90 100 Tumor Volume (mm 3 ) Days After Tumor Inoculation Control THIO Rechallenge with 10x more CRC cells with no additional treatment No recurrence 100% CR No cancer immune memory due to THIO Mender et al, Cancer Cell, 2020 • THIO followed by CPI results in 100% complete response • No recurrence after long - term follow - up • Anticancer immune memory has been induced: no cancer after rechallenge with 10x more CRC cells with no additional therapy

22 THIO - 102 TRIAL - COLORECTAL Catalyst Timing Current SoC (Chemo) Toxicity 2024 50 - 60% Grd ≥ 3 ORR 2024 1 - 1.6% DoR , PFS 2025 1.9 - 2.0m OS 2026 6.4 - 7.2m • Target: 20% improvement on Standard of Care (SOC)

23 SCLC & HCC – ORPHAN DRUG DESIGNATION • THIO is synergistic with anti - PD - 1 agent Pembrolizumab in Small Cell Lung Carcinoma (H2081 ) in vivo in humanized murine cancer model. • Treatment with THIO followed by Pembrolizumab results in highly potent anticancer effect, as compared to Pembrolizumab alone. • THIO converts immunologically “cold non - responsive” SCLC tumor into “hot and responsive” to Pembrolizumab. 0 250 500 750 1000 1250 1500 0 5 10 15 20 25 Tumor Volume (mm 3 ) Days After Tumor Inoculation Control Pembro → THIO THIO → Pembro SCLC • THIO is highly synergistic and effective in combination with anti - PD - L1 agent Atezolizumab and Ionizing Radiation (IR 10Gy) in HCC53N Hepatocellular Carcinoma. • Treatment with THIO in combination with IR and Atezolizumab results in a complete regression of aggressive HCC tumors. The combination of IR and Atezolizumab is just partially efficacious. 0 250 500 750 1000 1250 1500 0 5 10 15 20 25 Tumor Volume (mm 3 ) Days After Tumor Inoculation Control THIO THIO → IR IR + Atezo THIO → IR + Atezo HCC

24 EXCELLENT EFFICACY IN HCC MODELS • THIO achieved complete and durable responses in Hepatocellular Carcinoma (HCC), the dominant histology in primary liver cancer (90%), in in vivo models HCC 100% CR

25 HCC ANTI - CANCER IMMUNE MEMORY • When combined with immunotherapy checkpoint inhibitor Libtayo ®, duration of response was further potentiated • Upon rechallenge with two times more cancer cells and no additional treatment, tumor growth was completely prevented • Administration of THIO alone and in combination with Libtayo ® generated anti - cancer immune memory Rechallenge with 2x more HCC cells with no additional treatment No cancer immune memory due to THIO HCC HCC

26 THIO 1 Baskets SCLC First Line Immune Activation Part A/B: Safety/Efficacy Signal Part C: Pivotal Phase 3 THIO 1 NSCLC First Line 1 Dose to be selected from THIO - 101 study results EP + TECENTRIQ (atezo lizumab) A Multicenter , Open - label, Phase 2 Trial Evaluating the Safety and Efficacy of THIO Administered in Sequence with Anti - PD - 1 or Anti - PD - L1 THIO - 103 TRIAL (PLANNED) LIBTAYO (cemiplimab ) Expand to Pivotal Phase 3 N= TBD

27 Goal: New Chemical Entity (NCE) Marketing Exclusivity Robust and Growing Patent Portfolio for THIO • 1 issued US patent • 4 issued foreign patents • 5 pending US patent applications • 7 pending foreign patent applications Current patents/provisional applications broadly cover the following key areas: • Telomere targeting compounds (2034+) • THIO’s immunogenic treatment strategy: sequential combination with CPIs (2041) EXCLUSIVITY AND INTELLECTUAL PROPERTY • THIO has never been previously approved by the FDA for commercialization • Robust exclusivity • US: 7 years; EU, Japan, other markets: 10 years

28 • 22+ years in Oncology Pharma/ Biotech: Commercial, Medical • 12 compounds launched across 20+ tumor types • Leadership roles at Bayer ( Nexavar ), Astellas ( Tarceva , Xtandi), Cephalon ( Treanda ), Novartis ( Zometa ), and Incyte (Jakafi) • 25+ years as Scientist • Expert Drug Discovery and Development, Oncology with 120+ publications • Head of the J&J Oligonucleotide Center of Excellence Worldwide • E xpert of telomeres and telomerase in cancer, co - inventor of THIO • Hematologist/Oncologist executive • 21+ years of drug development experience: cell therapy, active immunotherapy and cancer vaccines, antibodies, antibody drug conjugates (ADCs), small molecules Vlad Vitoc, MD, MBA Founder, Chairman, and Chief Executive Officer Sergei Gryaznov , PhD Chief Scientific Officer Mihail Obrocea , MD Chief Medical Officer • 30+ years of financial expertise • CFO for privately held and publicly traded companies in the healthcare and other industries Joe McGuire Chief Financial Officer Pharmacyclics's Competitors, Revenue, Number of Employees, Funding, Acquisitions & News - Owler Company Profile Are deaths in Juno cancer trial just a 'bump in the road'? A close up of a sign Description automatically generated Puma Logo high res.png MedImmune - Wikipedia EXPERIENCED MANAGEMENT TEAM

29 Capitalization Table (as of 12/31/2022) Common stock 10,955,904 Options (WAEP: $2.55) 1 6,545,628 Warrants (WAEP: $6.04) 796,985 Fully Diluted Shares Outstanding 18,298,517 CAPITALIZATION TABLE & CASH BALANCE 1 4,282,309 options held by directors and officers Note: Directors and officers, and their affiliates, own 44% of the 18,298,517 fully diluted shares outstanding Cash Balance of $10.95 million (as of 12/31/2022)

30 INVESTMENT OPPORTUNITY

31 Keytruda® (pembrolizumab) Opdivo ® (nivolumab) Tecentriq ® ( atezolizumab ) Imfinzi ® ( durvalumab ) Libtayo ® (cemiplimab) SIGNIFICANT MARKET OPPORTUNITY NSCLC #1 WW Mortality: 1.7M Sales: $ 3 4B • 5 CPIs approved for NSCLC sold $12B • >30% of NSCLC drug sales • >40% of total CPI sales • Keytruda ® : $7.5B in NSCLC of $21B total $42B combined Category 1 $0.5B Category 1 Checkpoint Inhibitors $42B CPIs Group Developing agents for the top tumor types markets globally Partnership with Regeneron (Libtayo ® ) • Profile similar to Keytruda ® • Libtayo ® is entrant #5 in CPIs • Needs superior efficacy to Keytruda ® • Sequential combination with THIO is key CRC #2 WW Mortality: 1.0M Sales: $ 20B

32 $ 46 M $2.4B $1.2B $1.3B $0.8B $4.1B Turning Point Therapeutics Announces Pricing of Initial Public Offering | Business Wire Mirati Therapeutics Reports Inducement Grant Under NASDAQ Listing Rule 5635(c)(4) Zentalis Pharmaceuticals COMPARABLE COMPANIES 32 • On June 3, 2022, Bristol Myers Squibb announced the acquisition of Turning Point Therapeutics in an all - cash transaction for $4.1B in equity value.

33 THIO - 101 Safety Data THIO - 101 ORR THIO - 103 Ph 2/3 SCLC, NSCLC First Line Potential Accelerated Approval in US THIO - 102 Ph 2 CRC, HCC, ST THIO - 101 IND filing THIO - 101 OS THIO - 101 DoR , PFS MULTIPLE VALUE - DRIVING MILESTONES 2023 2025 Filing for US approval 2024 • Major inflection points

34 MAIA BIOTECHNOLOGY LISTED NYSE: MAIA July 28, 2022